Exhibit 10.7

                Employment Agreement, dated as of July 1, 1999, by and between Ronnie Gilboa and the Registrant.


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                         PERSONAL EMPLOYMENT AGREEMENT
         Signed and executed in Rosh Pina as of the 1 day of July 1999

Between: On Track Innovations Ltd.(Reg. No. 52-004286-2) a private company registered in Israel of Z.H.R. I.Z., Rosh Pina 12000
         (the "Company",)

                                                                 of the one part
And:     Ronnie Gilboa (ID No. 054299573)
         of Moshav Beit Hilel
         (the "Employee")

                                                               on the other part

Whereas the Employee has been employed by the Company as a Vice President Research and Development (the "Position") and the Company wishes to continue employing him in the said Position, subject to the terms and conditions set forth below in this Agreement; and

Whereas the Employee warrants that he has the qualifications and skills required for the purposes of performing the Position and that there is no hindrance - legal, contractaul or otherwise - for the execution by him of this Agreement.

               NOW, THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

1. Nature of the Agreement - General and Applicability

         1.1. This Agreement exhaustively prescribes the terms and conditions applicable to the Employee's employment with the Company and accordingly no collective or special agreements shall apply to the employment relations between the Employee and the Company.


         1.2. It is hereby warranted and agreed that the Employee has been employed by the Company since its establishment; however, the provisions of this Agreement shall only apply to the Employee from July 1, l999 (the "Effective date") and thereafter. Until the Effective date, the terms, conditions and provisions relating to the Employee's employment at such time, and from time to time, shall apply to the Employee and his rights. The Employee's signature at the margin of this agreement also constitutes his confirmation that, save for the amounts (if any) specified in the Appendix annexed to this Agreement as Annex A and constituting an integral part hereof and that are payable to him in respect of his employment prior to the Effective Date (in respect of convalescence pay or leave pay), he has been paid all the amounts of whatsoever nature due to him from the Company in connection with his employment with the Company until the Effective Date, whether in respect of salary, social benefits or otherwise, and his signature at the margin of this contract also constitutes his full and absolute waiver of any amounts due to him (if any) as stated.
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2. The Employee's Duties

         2.1. The Employee shall be employed by the Company in the position of Vice President Research and Development. By virtue of the Position the Employee shal1 be responsible for the day to day and routine management of the Company's research and development and operations involved therein. In the performance of the Position, the Employee shall be subject to the Company's President and Chief Executive Officer (the "Officer in Charge") and subject to the policies prescribed from time to time by the Company's board of directors.

         2.2. For avoidance of doubt, it is warranted and agreed that, without derogating from the provisions of this Agreement, in the event that any position whatsoever is imposed upon the Employee which involves engagement with a subsidiary of the Company and/or other companies forming or which shall form part of the Company's group (collectively the "Related Companies"), such position shall not create employer-employee relations between him and any of the Related Companies and that notwithstanding any such posi1ion, the Employee shall be considered solely, as the Company's employee.

3. The Employee's Undertakings

   The Employee hereby undertakes:

         3.1. To perform the duties and assignments imposed upon him in the scope of his employment with the Company with devotion, honesty and fidelity, subject to the Company's policy in existence from time to time, and subject to the provisions and instructions given to him from time to time by the Officer In Charge, and to dedicate to the performance of the said duties all his know-how, qualifications and experience and all the time, diligence and attention required for the performance thereof efficiently, with fidelity and in accordance with the requirements of this Agreement, and to use his best endeavors in order to advance the affairs and business of the Company and the realization of its objectives.



         3.2 Not to engage, during the Term of the Agreement (as defined in Section 10.l below), in any engagement not within the scope of his employment with the Company pursuant to this Agreement, other than with the Officer in Charge's prior written consent, provided however, that such consent shall not be required for voluntary, cultural, sportive or lecturing activities or for holding of securities of any company other than companies which are in competition with the Company and in which the Employee holds more than 1%. It is acknowledged that the Employee is a member of a moshav and in addition owns an agricultural settlement.

4. Monthly Salary

         4.1. In consideration for the Employee's employment and the performance of his other undertakings to the Company pursuant to this Agreement, the Company shall pay the Employee, by no later than the 9th of each month in respect of the preceding month, a monthly salary (gross) of NIS in an amount equal to US$ 8,000 (the "Monthly Salary").

         4.2 By no later than December 1st of each year, the Company's board of directors shall determine the Employee's salary for the following year, which shall not be less than in the preceding year.
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5. Bonus

         5.1 The Company pursuant to a resolution of its compensation committee, in its absolute discretion, is entitled or give the Employee, in accordance with targets to be determined by no later than December 31 of each calendar year ("Year") in respect of the next Year by the compensation committee of the Board (but in its first meeting following July 1, 1999 in respect of 1999), a monetary annual bonus (the "Bonus"). In determining such Bonus, the compensation committee shall relate to the Company's revenues, and/or the Company's profits, as applicable to the Employee.

         5.2 The Bonus for each Year shall be paid to the Employee within 30 days from the publication of the audited annual financial statements of the Company of such Year.

         5.3. When feasible in light of the Company's cash flow and provided it is justifiable in light of the Company's results as manifested in the quarterly financial statements of the Company, the Company may make allowances to the Employee, pursuant to a resolution of the Board, on account of earned Bonuses, which allowances shall be deducted from the Yearly computed amount of Bonus payable to the Employee in respect of the Year in which such allowances were made (the "Allowances").

6. Car and Additional expenses

     During the term of the Agreement, the Company shall place at the Employee's exclusive disposal a car for his use and shall provide him with lunch meals at the Company's premises. All the expenses in connection with the maintenance and use of the said car shall be borne and paid by the Company, excluding fines. The Employee hereby undertakes to use the car that shall be placed at his disposal as aforesaid reasonably and properly qua an owner who cares for his property, and in the absence of another arrangement in writing between him and the Company he undertakes to return the said car to the Company immediately upon the termination of the Adjustment Period (as defined in Section 10.2.1.4 below). For avoidance of doubt, the company shall gross up the value of the benefit to the Employee in placing the car at his disposal and providing him with meals as aforesaid in the amount of the tax applicable to him in respect of the said benefits.

7. Annual Leave, Sick Leave, Convalescence Pay, Military Reserve Service

         7.1. The Employee shall be entitled to payment of 24 (twenty four) annual leave days in respect of each year of employment pursuant to this Agreement.

         7.2 The annual leave days to which the Employee is entitled are accruable and redeemable - but provided always that the Employee shall not be entitled to accrue in any working year seven of the annual leave days to which he is entitled and in total the Employee shall not be able to accrue more than 100 days for the purposes of redemption and 3O days for the purposes of taking actual leave.

                  The exact periods of such annual leave shall be coordinated with the Company's officer In Charge and the Company's administrative officer.

         7.3 The Employee is entitled to sick leave and sick pay at the rates and times prescribed by law. Sick leave shall not be redeemable. The Employee shall be entitled to accrue up to 90 (ninety) days for the purpose of taking actual sick leave.

                  The Employee shall be entitled to convalescence pay at the rates and times prescribed by law.
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                                       4

         7.4. During the period of military reserve the Employee shall be entitled to receive his full Monthly Salary and the other benefits payable to him pursuant to this Agreement. The Employee shall remit to the Company every month that shall be paid to him for his service as aforesaid from the National Insurance ("hebrew phrase")

8. Executives' Insurance and Vocational Studies Fund

                  8.1. The Company shall continue the Employee's existing executive insurance policy in the Employee's name. Each month during the Term of the Agreement the Company shall transfer and pay to the executive insurance policy the following amounts.

                  8.1.1. An amount equal to 8-1/3 (eight and one third percent) of the Monthly Salary on account of the severance pay fund.

                  8.1.2. An amount equal to .5% (five percent) of the Monthly Salary on account of provident fund.

                  8.1.3. An amount of up to 2.5% (two and a half percent) of the Monthly Salary on account of loss of working capacity insurance.

                  Furthermore, the Company shall deduct from the Monthly Salary an amount equal to 5% (five percent) which shall be remitted to the said executive insurance fund, such being on account of the provident fund and in respect of the Employee's part of the provision to the said fund.

         8.2 In addition to the aforesaid provisions to the executive insurance policy, the Company shall make a provision each month of an amount equal to 8-1/3 (eight and one third percent) of the Monthly Salary on account or supplementing the severance pay prescribed in Section 8.1.1 above to an amount equal to two monthly salaries for each year of actual employment. This additional amount shall be paid by the Company to the Employee at the time and in the event that the Employee is entitled to payment of the severance pay prescribed in Section 10.2.1 below.

         8.3. It is hereby agreed that the above arrangement regarding the executive insurance policy, is made in accordance with the general permit relating to employer's payments to pension funds and insurance funds, instead of severance payment under
                  Section 14 of the Severance Pay Law 5723-1963 (the "Severance Pay Law") and thus, save in the event of termination pursuant to Section 1O.2.2 below. and save if the Employee has drown funds from the executive insurance policy not due to a Qualifying Event (as defined in GN 4575 - 5758), the Company waives any and all rights for return of the amounts paid by it to the executive insurance policy and such payments shall be deemed being in lieu of severance pay as specified in the Severance Pay Law (GN 2787-5742, 993; GN 2847-5742, 2939;
                  GN 4575-5758).

9. The Company shall attend to making a vocational studies fund in the Employee's, name and shall make a provision each month to the said vocational studies fund of an amount equal to 7.5% (seven and a half percent) of the monthly Salary. Furthermore, an amount equal to 2.5% (two and a half percent) of the Monthly Salary shall be deducted from the Monthly Salary, such being in respect of the Employee's part of the provision to the vocational studies fund.

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10. Term and Termination

         1O.1. This Agreement is for a term of five (5) years commencing on the Effective Date and terminating on June 30, 2004. This term shall be automatically extended (without limitation), or terminated by the Company for reasonable and justifiable cause or by the Employee by serving the other party with at least six (6) months' prior written notice (the "Prior Notice Period"). Following such notice, the Employee shall continue in his Position and perform this undertakings pursuant to this Agreement during the Prior Notice Period, and, at the Company's request, he shall use his best endeavors to transfer his Position in an efficient and orderly manner to his successor within the Prior Notice Period. Notwithstanding the above, it is hereby warranted and agreed that the Company shall be entitled at any time, in its discretion, to demand that the Employee terminate his Position forthwith (or within a period shorter than the Prior Notice Period) and in such event the employer-employee relations between the Company and the Employee shall terminate on the date designated in the said demand, all without derogating from the Employee's rights pursuant to this Agreement and at law to payment in lieu of prior notice in respect of the Prior Notice Period, to severance pay and to all other amounts due to him (if any) in connection with his employment and the termination of his employment with the Company (and the period in respect of which employer-employee relations actually existed between the Company and the employee pursuant to the above provisions is hereinafter referred to as "the Term of the Agreement"). Termination of this Agreement by the Company for unreasonable and unjustifiable cause shall be deemed a material breach of this Agreement.

         10.2. In the event of termination of this agreement, the following provisions shall apply:

         10.2.1. Should the termination of the employment be as a result of dismissal (other than dismissal in circumstances depriving, the Employee of the right to severance pay as provided in
                  Section 10.2.2 below), the Employee's resignation or, heaven forbid, as a result of circumstances preventing the continuation of his employment with the Company (including his death), the Employee shall be entitled (or as the case may be, his heirs shall be entitled):

         10.2.1.1 to receive the Monthly Salary from the Company for the Prior Notice Period, such being whether the Employee was requested to continue work during the Prior Notice Period or otherwise; and

         10.2.1.2 to receive, following publication of the financial statements relating to the year during which such termination has occurred, pursuant to Section 5.2 above, The amounts of the Bonus payable to him (if at all) pursuant to Section 5 above, in respect of such part of the year in which the Employee has been actually employed with the Company, as shall be pro rata calculated from the yearly Bonus, computed pursuant to section
                  5.1.2 above.

         10.2.1.3 to receive from the executives' insurance fund and the vocational studies and all the amounts which had accrued to his benefit in
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                  such funds, whether from his own provisions or from provisions of the Company and/or the Related Companies, including all linkage differentials, interest and profits that have accrued in the said fund in respect of the said provisions.

10.2.1.4 to receive the Monthly Salary and all benefits granted to the Employee pursuant to this Agreement excluding Bonus payments pursuant to Section 5 above from the Company until June 30, 2002, notwithstanding any prior termination.

10.2.1.5 In the event that termination notice is given after December 31, 2001, the employee shall be entitled to receive the Monthly Salary from the Company and all benefits granted to the Employee pursuant to this Agreement excluding Bonus payments pursuant to Section 5 above, in respect of an additional adjustment period of 6 (six) months, following termination of the Prior Notice Period (the "Adjustment Period"). For avoidance of doubt, the Employee shall not be entitled to receive payments pursuant to both Sections 10.2.1.4 and 10.2.1.5 in respect of the same month.

10.2.2. It is hereby agreed and warranted that in the event that the Employee's dismissal is as a result of a breach of fidelity or material breach of his confidentiality or non competition undertakings to the Company pursuant to Section 11 below and Annex B hereto, or dismissal in other circumstances depriving, according to any law, the Employee of the right to severance pay, then, notwithstanding anything to the contrary provided in this Agreement, the Employee shall not be entitled to receive prior notice of his dismissal or payment in lieu of prior notice and he shall not be entitled to severance pay or any other payment which the Company is not legally bound to pay, including any payment due to the Employee as a Bonus payment or any payment in respect of the Adjustment Period. In such event, the Employee shall be obliged to reimburse Allowances which were granted to the Employee pursuant to Section 5.3 above in the last Year of the Employee's employment with the Company, and subject to applicable law, the Company shall be entitled to set off the amounts of such Allowances from any payments due to the Employee from the Company.

         It is agreed that termination of this Agreement by the Employee for personal reasons, and where a Prior Notice was given by him to the Company, shall not be considered a fundamental breach for the purpose of this Section 10.2.2.

11. Confidentiality and Non-Competition

         11.1. The Employee has signed a confidentiality undertaking towards the Company which is attached as Annex B hereto, and forms an integral part of this Agreement.

         11.2 The Employee undertakes that during the term of his employment with the Company and for a period of 24 (twenty four) months following the termination of the Employee's employment with the Company, he shall not:

                  11.2.1. engage, directly or indirectly, with any customer of the Company or the Related Companies (whether as employee, consultant, self-employed or

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                                       7


                  otherwise) in any matter relating to the Company's or the Related Companies' business unless in the framework of his employment with the Company.

         11.2.2. engage, directly or indirectly, for whatsoever reason, in Israel or anywhere else, in any business, position, employment or other engagement whatsoever in the sphere of contactless smart cards, which competes with the Company's business.

12. Further Provisions

    The Employee hereby warrants that he is aware and agrees that:

         12.1. In the scope of his Position with the Company pursuant to this Agreement, he is not an employee to whom the Hours of Work and Rest Law, 5711-1951 applies, and he shall not be entitled to claim or receive any payments or increments whatsoever for working overtime or on Sabbaths and festivals, and the monthly salary payable to him as aforesaid also includes full compensation for working overtime and on Sabbaths and festivals.

         12.2. The amount of the Monthly Salary payable to him as specified in Section 4 above, and it alone, shall be the basis for the provisions and deductions in respect of the social benefits specified in this agreement; and all the bonuses, contributions to expenses and other benefits granted to him or which shall be given to him (if at all) pursuant to this Agreement or in connection with his employment by the Company do not constitute a component of his Monthly Salary and shall not be taken into account in respect of the provisions or other benefits whatsoever granted to the Employee pursuant to this Agreement which are computed on the basis of his Monthly Salary; and the expression the "Monthly Salary" wherever it appears in this agreement refers to the Monthly Salary as defined in Section 4 above, without any increments whatsoever

         12.3. The payments and benefits of whatsoever description granted to the Employee pursuant to this Agreement are subject to the deduction of income tax and other compulsory deductions which the Company has to deduct according to any law, and nothing stated in this Agreement shall be interpreted as imposing upon the Company the burden of paying tax or any other compulsory payment for which the Employee is liable, other than the value of the benefit of placing the car at the Employee's disposal and providing the Employee with meals, which shall be grossed up by the Company as provided in Section 6 above.

         12.4. Except in relation to the grant of options to the Employee by the Company, the terms and conditions of the Employee's employment by the Company are regulated solely pursuant to this personal employment agreement between him and the Company and save as expressly provided in this Agreement the Employee shall not be entitled to any payments or other benefits in respect of his employment and the termination of his employment with the Company.

13. Amendments to the Agreement

     An amendment to this agreement shall not be valid unless made in a written document duly signed by the parties hereto.


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14.   Addresses

      The parties' addresses for the purposes of this agreement shall be as specified in the heading hereto and any notice, document or court process sent by one party to the other according to the above addresses shall be deemed to have reached its destination: if delivered by hand - at the time of delivery, and if dispatched by registered post - after 72 hours have elapsed from the time of dispatch as aforesaid.

             IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS:

        /s/ ON TRACK INNOVATIONS LTD.                     /s/ RONNIE GILBOA
        ----------------------------                     -------------------
        ON TRACK INNOVATIONS LTD.                               EMPLOYEE